Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

PERRY ELLIS INTERNATIONAL, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1. The name of the corporation is PERRY ELLIS INTERNATIONAL, INC. (the “Corporation”), Charter 315500, filed on April 5, 1967.

2. The Amendments to the Articles of Incorporation of the Corporation set forth below (the “Amendments”) were adopted and recommended to the shareholders of the Corporation by all of the Directors of the Corporation by resolution dated as of March 5, 2003, and approved by the Shareholders of the Corporation, the number of votes cast being sufficient for approval, on June 17, 2003, in the manner prescribed by Section 607.1003 of the Act:

3. The text of the Amendments are as follows:

a. Article III of the Articles of Incorporation shall be amended and restated in its entirely as follows:

“ARTICLE III

The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Five Million (105,000,000), consisting of (i) One Hundred Million (100,000,000) shares of common stock, par value $.01 per share (the “Common Stock”) and (ii) Five Million (5,000,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”). The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Corporation are as follows:

A. PROVISIONS RELATING TO THE COMMON STOCK

1. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of the Preferred Stock, as herein provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

2. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class of series of the Corporation, whether or not shares of such class of series are already outstanding) or otherwise.

3. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of the Common Stock, then the outstanding shares of the Common Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the class that has been split, subdivided or combined.

4. Upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full have been set aside, the remaining net assets of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock.

B. PROVISIONS RELATING TO PREFERRED STOCK

1. The Preferred Stock may be issued from time to time, in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors as hereinafter prescribed.

2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time, in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance, conversion and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) whether or not the class or series is to have voting rights, special or conditional, full or limited, or is to be without voting rights;

(b) the number of shares to constitute the class or series and the designations thereof;

(c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(d) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

(f) the dividend rate, whether dividends are payable in cash, stock or other property of the Corporation, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable, on any other class or classes or series of stock, whether or not such dividend shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class, or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

C. GENERAL PROVISIONS

1. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, cumulative voting by any shareholder is hereby expressly denied.

2. No shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized, and any other equity securities, or any notes, debentures, warrants, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.”

b. Article VII of the Articles of Incorporation of the Corporation shall be amended and restated in its entirety to read as follows:

“ARTICLE VII

Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. For the nomination of a director not specified in a notice of meeting to be properly introduced by a shareholder at a meeting of shareholders, such shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. A shareholder’s notice must be delivered to or mailed as received by the Secretary of the Corporation, either by personal delivery or by United States mail, postage prepaid. With respect to an annual meeting of shareholders, to be timely, notice must be received not less than 60, nor more than 90 days prior to such meeting. With respect to meetings of shareholders for which less than 70 days notice of the date of the meeting is given, to be timely, notice must be received no later than the close of business on the tenth day following the earlier of the day notice of the meeting was mailed, or the day public disclosure of the meeting was made. With respect to a special meeting at which directors are to be elected, to be timely, notice must be received not less than 60 days prior to the date the Corporation begins to print and mail its proxy materials. A shareholder’s notice of any nomination for election of director must set forth (i) the name, date of birth, business and residence address of the person or persons to be nominated, (ii) the principal occupation or employment during the past five years of such person or persons, (iii) the number of shares of stock of the Corporation that are beneficially owned by such person or persons, (iv) whether such person or persons are or have been during the past five years directors, officers or beneficial owners of 5% or more of any class of capital stock, partnership interests or other equity interest of any person and, if so, a description of that position or ownership, (v) any directorships or similar positions, and/or beneficial ownership of 5% or more of any class of capital stock, partnership interests or other equity interest held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, (vi) whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other government, regulatory or self-regulatory entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, (vii) the consent of each such person to serve as a director, if elected, and (viii) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

In addition, the shareholder’s notice must set forth, (i) the name and business address and the record name and record address of the shareholder proposing such nomination, and (ii) the class, series and number of shares of stock which are beneficially owned by the shareholder. The chairman of the meeting may refuse to acknowledge any shareholder who attempts to introduce business without compliance with the foregoing procedure.”

c. Article XI is hereby added to the Articles of Incorporation of the Corporation to read as follows:

“ARTICLE XI

No action required or permitted to be taken by this Corporation’s shareholders may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of this Corporation’s Preferred Stock or unless all of the Common Shares are held of record by a single shareholder. Any action required or permitted to be taken by the holders of this Corporation’s Common Shares must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders, unless all of the Common Shares are held of record by a single shareholder.”

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Articles of Incorporation to be signed in its name by its Chief Financial Officer as of the 19th day of June, 2003.

PERRY ELLIS INTERNATIONAL, INC., a Florida corporation

By:	/S/ TIMOTHY B. PAGE
Timothy B. Page Chief Financial Officer

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